Exhibit 3

EXECUTION VERSION

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Subscription Agreement”) is entered into as of June 15, 2017, by and between Quinpario Acquisition Corp. 2, a Delaware corporation (the “Company”) and the undersigned subscriber (“Subscriber”).

WHEREAS, reference is hereby made to that certain Business Combination Agreement, dated as of February 21, 2017 (as amended from time to time, the “Business Combination Agreement”), by and among the Company, Quinpario Merger Sub I, Inc., Quinpario Merger Sub II, Inc., Novitex Holdings, Inc. (“Novitex”), SourceHOV Holdings, Inc. (“SourceHOV”), Novitex Parent, L.P., HOVS LLC and HandsOn Fund 4 I, LLC; and

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement (collectively, the “Transaction”), the Company desires to issue and sell to Subscriber, and Subscriber desires to subscribe for and purchase from the Company, for the aggregate purchase price indicated on the signature page hereto (the “Purchase Price”) (i) that number of shares of the Company’s common stock, par value $0.0001 per share, indicated as the “Common Shares” under Subscriber’s name on the signature page hereto (the “Common Shares”), for the aggregate purchase price indicated on the signature page hereto and/or (ii) that number of shares of the Company’s Series A Perpetual Convertible Preferred Stock, par value $0.0001 per share, with the terms set forth in the form of certificate of designations attached as Exhibit A hereto (the “Certificate of Designations”) indicated as the “Preferred Shares” under Subscriber’s name on the signature page hereto (the “Preferred Shares”), for the aggregate purchase price indicated on the signature page hereto (the Common Shares and the Preferred Shares, collectively, the “Acquired Shares”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Section 1.                                           Subscription. Pursuant to the terms and subject to the conditions set forth herein, Subscriber hereby agrees to subscribe for and purchase the Acquired Shares, and the Company hereby agrees, upon the substantially concurrent consummation of the Transaction, the receipt of the Purchase Price and the satisfaction or waiver of the other conditions set forth herein, to issue and sell to Subscriber the Acquired Shares (the “Subscription”).

Section 2.                                           Closing.

(a)                                 The closing of the Subscription (the “Closing”) is contingent upon the anticipated consummation of the Transaction. The Closing shall occur immediately prior to the closing of the Transaction (the “Transaction Closing”). Upon not less than three  Business Days’ written notice from (or on behalf of) the Company to Subscriber (the “Closing Notice”) that the Company reasonably expects all conditions to the Transaction Closing to be satisfied on a date that is not less than three Business Days from the date of the Closing Notice, Subscriber shall deliver to the Company on the Business Day immediately prior to the closing date specified in the Closing Notice (the “Closing Date”) the Purchase Price for the Acquired Shares by wire transfer of United States dollars in immediately available funds to the account specified by the

Company in the Closing Notice against delivery by the Company to Subscriber of the Acquired Shares in book entry form on the Closing Date.

(b)                                 The Closing shall be subject to the conditions that, on the Closing Date:

(i)                                     no suspension of the qualification of the Acquired Shares for offering or sale or trading in the United States, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;

(ii)                                  all representations and warranties of the Company and Subscriber contained in this Subscription Agreement shall be true and correct in all material respects as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by each of the Company and Subscriber of each of the representations, warranties, covenants and agreements of each such party contained in this Subscription Agreement as of the Closing Date;

(iii)                               no governmental authority shall have enacted, issued, promulgated, enforced or entered any material judgment, order, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise preventing or prohibiting consummation of the transactions contemplated hereby;

(iv)                              the Certificate of Designations shall have been filed with the Secretary of State of the State of Delaware; and

(v)                                 all conditions precedent to the closing of the Transaction, including the approval of the Company’s shareholders, shall have been satisfied or waived.

(c)                                  At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.

(d)                                 For purposes of this Subscription Agreement, “Business Day” shall mean any day other than (i) any Saturday or Sunday or (ii) any other day on which banks located in New York, New York are required or authorized by applicable law to be closed for business.

Section 3.                                           Representations and Warranties of the Company.                   The Company represents and warrants to Subscriber, as of the date hereof and as of the Closing Date, as follows:

(a)                                 The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware. Subject to obtaining all required approvals necessary in connection with the performance of the Business Combination Agreement (including, without limitation, the approval of the Company’s stockholders) (together, the “Required Approvals”), the Company has all requisite corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b)                                 Subject to obtaining the Required Approvals, the Acquired Shares have been duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, the Acquired Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s amended and restated certificate of incorporation or under the Delaware General Corporation Law.

(c)                                  Subject to obtaining the Required Approvals, this Subscription Agreement has been duly authorized, executed and delivered by the Company and, assuming that this Subscription Agreement constitutes the valid and binding agreement of Subscriber, is the valid and binding obligations of the Company, enforceable against it in accordance with its terms, except as may be limited or otherwise affected by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(d)                                 Subject to obtaining the Required Approvals, the issuance and sale of the Acquired Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”) or materially affect the validity of the Acquired Shares or the legal authority of the Company to comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of the Company or any of its subsidiaries; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their respective properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Acquired Shares or the legal authority of the Company to comply in all material respects with this Subscription Agreement.

Section 4.                                           Representations and Warranties of Subscriber. Subscriber represents and warrants to the Company, as of the date hereof and as of the Closing Date, as follows:

(a)                                 If Subscriber is not an individual, Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement. If Subscriber is an individual, Subscriber has the authority to enter into, deliver and perform its obligations under this Subscription Agreement

(b)                                 If Subscriber is not an individual, this Subscription Agreement has been duly authorized, executed and delivered by Subscriber. If Subscriber is an individual, the signature on this Subscription Agreement is genuine, and Subscriber has legal competence and capacity to execute the same. This Subscription Agreement is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(c)                                  The execution, delivery and performance by Subscriber of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber or any of its subsidiaries is a party or by which Subscriber or any of its subsidiaries is bound or to which any of the property or assets of Subscriber or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of Subscriber and its subsidiaries, taken as a whole (a “Subscriber Material Adverse Effect”) or materially affect the legal authority of Subscriber to comply in all material respects with the terms of this Subscription Agreement; (ii) if Subscriber is not an individual, result in any violation of the provisions of the organizational documents of Subscriber or any of its subsidiaries; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its subsidiaries or any of their respective properties that would reasonably be expected to have a Subscriber Material Adverse Effect or materially affect the legal authority of Subscriber to comply in all material respects with this Subscription Agreement. Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on Exhibit B, (ii) is acquiring the Acquired Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Acquired Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Exhibit B). Subscriber is not an entity formed for the specific purpose of acquiring the Acquired Shares.

(d)                                 Subscriber and its Affiliates do not have, and during the period commencing on the date of this Subscription Agreement and ending on the Closing Date, Subscriber and its Affiliates did not enter into, any “put equivalent position” (as such term is defined in Rule 16a-1 under the Exchange Act) or short sale positions with respect to the securities of the Company. In addition, Subscriber shall comply with all applicable provisions of Regulation M promulgated under the Securities Act.

(e)                                  Subscriber understands that the Acquired Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Acquired Shares have not been registered under the Securities Act. Subscriber understands that the Acquired Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and that any certificates representing the Acquired Shares shall contain a legend to such effect. Subscriber acknowledges that the Acquired Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Subscriber understands and agrees that the Acquired Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Acquired Shares and may be required to bear the financial risk of an investment in the Acquired Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Acquired Shares.

(f)                                   Subscriber understands and agrees that Subscriber is purchasing the Acquired Shares directly from the Company. Subscriber further acknowledges that there have been no representations, warranties, covenants and agreements made to Subscriber by the Company or any of its officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements included in this Subscription Agreement.

(g)                                  Subscriber represents and warrants that its acquisition and holding of the Acquired Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

(h)                                 In making its decision to purchase the Acquired Shares, Subscriber represents that it has relied solely upon independent investigation made by Subscriber. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Acquired Shares, including with respect to the Company, the business of any of the Company, SourceHOV or Novitex and the Transaction. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Acquired Shares.

(i)                                     Subscriber became aware of this offering of the Acquired Shares solely by means of direct contact between Subscriber and the Company, and the Acquired Shares were offered to Subscriber solely by direct contact between Subscriber and the Company. Subscriber did not become aware of this offering of the Acquired Shares, nor were the Acquired Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Company represents and warrants that the Acquired Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(j)                                    Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Acquired Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Acquired Shares, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision.

(k)                                 Subscriber represents and acknowledges that Subscriber, and Subscriber’s professional advisors, if any, have adequately analyzed and fully considered the risks of an investment in the Acquired Shares and determined that the Acquired Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.

(l)                                     Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Acquired Shares or made any findings or determination as to the fairness of this investment.

(m)                             Subscriber represents and warrants that none of the Subscriber, any of its subsidiaries or any director, officer, employee, agent, or affiliate of Subscriber or any of its subsidiaries is an individual or entity that is, or is owned or controlled by individuals or entities that are: (i) the target of any sanctions administered or enforced by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other sanctions authorities in jurisdictions where Subscriber operates (“Sanctions”), (ii) located, organized, or resident in a country or territory that is, or whose government is, the subject of comprehensive Sanctions, which currently includes, Cuba, Crimea, Iran, North Korea, Sudan and Syria, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber has implemented and maintains written policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it has implemented and maintains written policies and procedures reasonably designed to comply with Sanctions laws, including the screening of its investors against lists of restricted parties maintained by the United Nations, U.S. government, European Union, or any other jurisdiction in which Subscriber operates, including, but not limited to, the Specially Designated Nationals and Blocked Persons List. Subscriber further represents and warrants that it has implemented and maintains written policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Acquired Shares were legally derived.

(n)                                 The purchase of the Acquired Shares by Subscriber will not subject the Company to any of the “Bad Actor” disqualifications described in Rule 506(d) under the Securities Act.

(o)                                 As of the date hereof, Subscriber does not own, directly or indirectly, any Common Shares.

Section 5.                                           Registration Rights.

(a)                                 The Company agrees that, within 15 calendar days following the Transaction Closing, the Company shall file with the Securities and Exchange Commission a shelf registration statement (the “Registration Statement”) pursuant to the Securities Act, registering the resale of the Common Shares and the common stock underlying the Preferred Shares, and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as possible after the filing thereof and to keep the Registration Statement (or a replacement of such Registration Statement) effective until such time as Subscriber no longer holds any Acquired Shares which may not be disposed of pursuant to Rule 144 (or any successor provision) promulgated under the Securities Act.

(b)                                 Subscriber agrees that Subscriber shall not execute any short sales or engage in other hedging transactions of any kind with respect to the Acquired Shares during the period from the date of the Transaction Closing through the date that is 6 months after the date that the Registration Statement is declared effective. For the avoidance of doubt, the prohibition set forth herein shall not be applicable on or after the termination of this Agreement in accordance with Section 6 hereof.

Section 6.                                           Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Business Combination Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement or (c) if any of the conditions to Closing set forth in Section 2 of this Subscription Agreement are not satisfied on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated at the Closing; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify Subscriber in the event of the termination of the Business Combination Agreement promptly thereafter.

Section 7.                                           Trust Account Waiver. Subscriber acknowledges that the Company is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets. Subscriber further acknowledges that, as described in the Company’s prospectus relating to its initial public offering dated January 15, 2015 (the “Prospectus”) available at www.sec.gov, substantially all of the Company’s assets consist of the net proceeds of the Company’s initial public offering and private placements of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of the Company’s public shareholders. Except with respect to any interest earned on the funds in the Trust Account that may be released to the Company to pay income or other tax obligations or to meet its working capital requirements, the funds in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of the Company entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, Subscriber, on behalf of itself and its directors, managers, officers, employees, agents and advisors (including accountants, consultants, investment bankers, legal counsel and other experts) and other representatives, hereby irrevocably waives any and all right, title and interest, or any claim of any kind they have or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement.

Section 8.                                           Reliance; Duty to Update. Subscriber acknowledges that the Company and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Company if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in all material respects. The Company is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

Section 9.                                           Miscellaneous.

(a)                                 Notices. All notices and other communications required or permitted to be given hereunder shall be given in writing and shall be delivered by hand, facsimile, electronic mail or postage prepaid mail (registered or certified) or nationally recognized overnight courier service and shall be deemed given when so delivered by hand, facsimile or electronic mail or, if mailed, three days after mailing (one Business Day in the case of overnight courier service), as follows:

(i)		if to the Company, to:

Quinpario Acquisition Corp. 2
12935 N. Forty Drive, Suite 201
St. Louis, MO 63141
Facsimile: (775) 206-7966
Email: djsrivisal@quinpario.com
Attention: D. John Srivisal

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
	Facsimile:	(212) 446-6460
	Email:	william.sorabella@kirkland.com
christian.nagler@kirkland.com
claire.james@kirkland.com

	Attention:	William B. Sorabella
Christian O. Nagler
Claire E. James

Novitex Parent, L.P.
c/o Apollo Management VII, L.P.
9 West 57th Street, 43rd Floor
New York, New York 10019
	Facsimile:	(212) 515-3264
	Email:	lmedley@apollolp.com
	Attention:	Laurie Medley General Counsel

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
	Facsimile:	(212) 872-1002
	Email:	aweinstein@akingump.com
	Attention:	Adam K. Weinstein

HandsOn Global Management, LLC
3003 Pennsylvania Avenue
Santa Monica, CA 90404
	Email:	pchadha@hgmfund.com
	Attention:	Par Chadha
Chief Executive Officer

and

Willkie Farr & Gallagher LLP
787 7th Ave
New York, NY 10019
	Facsimile:	(212) 728 8111
	Email:	mlefkort@willkie.com
	Attention:	Maurice Lefkort

(ii)	if to Subscriber, to the address set forth on the signature page hereto.

(b)                                 Assignment. This Subscription Agreement and the rights and obligations hereunder shall not be assignable by Subscriber, in whole or in part, without the prior written consent of the Company, which may be withheld in its absolute discretion.

(c)                                  Survival. All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

(d)                                 Further Assurances. The Company may request from Subscriber such additional information as the Company may deem necessary to evaluate the eligibility of Subscriber to acquire the Acquired Shares and to comply with the Company’s registration obligations in Section 5(a), and Subscriber shall provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures.

(e)                                  Amendment; Waiver. This Subscription Agreement may not be modified, waived or terminated except by an instrument in writing, signed by each of the parties hereto. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

(f)                                   Entire Agreement. This Subscription Agreement, together with the Exhibits hereto, constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof.

(g)                                  No Third Party Beneficiaries. This Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successors and permitted assigns. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(h)                                 Severability. If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(i)                                     Counterparts. This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(j)                                    Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

(k)                                 Governing Law. This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state. Each party hereto hereby waives any right to a jury trial in connection with any litigation pursuant to this Subscription Agreement and the transactions contemplated hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Company and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

QUINPARIO ACQUISITION CORP. 2

By:
Name:
Title:

[Signature Page to Subscription Agreement]

Acknowledged and Agreed:

SUBSCRIBER

APOLLO NOVITEX HOLDINGS, L.P.

By: Novitex Parent GP, LLC, its general partner

By:
Name:	Laurie D. Medley
Title:	Vice President & Secretary

Address:

Facsimile:
Email:
Attention:

Common Shares: 968,750

Purchase Price (Common Shares): $7,750,000.00

Preferred Shares: —

Purchase Price (Preferred Shares): —

Aggregate Purchase Price (Common Shares and Preferred Shares): $7,750,000.00

[Signature Page to Subscription Agreement]